Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2025

Severn Bancorp Inc. and Severn Savings Bank Enter Into Supervisory Agreements With Federal Regulators

ANNAPOLIS, MD (November 24, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI), parent company for Severn Savings Bank, FSB (“Bank”), announced today that it, along with the Bank, have entered into supervisory agreements with the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator.  The agreements set forth steps being taken in response to regulatory concerns with its operating results and effects of the current economic environment facing the financial services industry.

“These agreements should not impact our day-to-day operations or our relationship with our customers or employees,” said Alan J. Hyatt, president and chief executive officer.  “Many of the steps contained in the agreements are consistent with actions we identified as necessary and have already begun implementing to navigate this unprecedented economic disruption.”

The agreements relate to certain findings by the OTS during its examination of Bancorp and the Bank completed in March 2009.  The agreements require, among other things, in accordance with specific guidelines set forth in the agreements, that the Bank revise its policies regarding problem assets, revise its allowance for loan and lease losses program, revise policies and procedures for the use of interest reserves, develop and implement a program for managing risks associated with concentrations of credit, revise its loan modification policy, and furnish written quarterly progress reports to the OTS detailing the actions taken to comply with the agreements. The agreements will remain in effect until modified, suspended or terminated by the OTS.

At September 30, 2009, the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12% compared to the regulatory requirement of 5% for “well capitalized” status.

“The Bank’s capital ratios are significantly above regulatory minimums and senior management continues to actively address the findings outlined in the agreements,” continued Mr. Hyatt.  “We endeavor to achieve the requirements of the OTS and continue to be the same reputable local financial resource to the community that we have always been.”

About Severn Savings Bank
Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

###